Exhibit 10.14

Justin McAnear

Dear Justin:

I am very pleased to offer you a position with 10x Genomics, Inc. (the “Company”), as Chief Financial Officer based in Pleasanton, California. The following will outline the terms of your employment:

Position: Your start date will be September 28, 2018, or such other date as may be mutually agreed upon between you and the Company (the “Start Date”). Your title will be Chief Financial Officer (“CFO”), and you will report to the CEO, Serge Saxonov, and will interact closely with colleagues in all disciplines of the Company. You will have such duties and responsibilities, consistent with your position as CFO, as may from time to time require. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity or occupation (whether full time or part-time) without the prior written approval of the CEO. Further, you agree that while you render services to the Company, you will not engage in any other activities that conflict with your obligations to the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company and that you will not bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize or disclose any such information.

Cash Compensation: The Company will pay you an annual base salary at the rate $310,000 per year (the “Base Salary”) payable in accordance with the Company’s standard payroll schedule and subject to applicable withholdings. Your Base Salary will be subject to review and adjustment pursuant to the Company’s normal performance review practices and employee compensation policies as may be in effect from time to time. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

You will also eligible to participate in the 2018 bonus plan. You will be entitled to receive an annual bonus for calendar year 2018 less applicable withholdings as follows: You will be entitled to receive a bonus equal to 21% of the amount of your Base Salary earned during the 2018 calendar year if the Company achieves its goals approved by the Board for 2018. Bonuses will be pro-rated for the period of the 2018 during which you work at 10x. Employees must be active 10x employees on the date of payment for any bonus to be earned and paid. Any bonus will be paid at the discretion of the Board of Directors. The Company reserves the right to amend or withdraw the bonus, at its sole and absolute discretion.

Stock Option: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 600,000 shares of the Company’s common stock. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2012 Stock Plan (the “Plan”), as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 25% of the option shares on the 12-month anniversary of your vesting commencement date and 1/48th of the total option shares will vest in 36 monthly installments thereafter during your continuous service, as described in the applicable stock option agreement. The option will be subject to your ability to early exercise, subject to the Company’s right to repurchase those shares (in all events in accordance with the Plan). The exercise price per share will be equal to the fair market value per share on the date the option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in Company-sponsored employee benefit plans currently and hereafter maintained by the Company

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

of general applicability to other senior executives of the Company located in the United States; in all cases subject to the terms and conditions of such plans, as in effect from time to time. The Company may modify benefits at any time and from time to time in its sole discretion.

Severance. In the event that the Company terminates your employment without Cause (as defined below) within the first 12 months of your employment, the Company shall pay you a lump sum amount of five hundred thousand dollars ($500,000) subject to applicable withholdings and subject to your execution (within 30 days of your termination date) and non-revocation of a release of claims in a form acceptable to the Company. For purposes of this letter agreement, “Cause” shall mean the Company’s good faith determination that you have (i) committed either a felony or other crime involving moral turpitude or any other act or omission involving theft, dishonesty, disloyalty, or fraud; (ii) substantially and repeatedly failed to follow the policies, procedures and guidelines of the Company of substantially and repeatedly failed to perform your duties as reasonably directed by the Company; (iii) committed a breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company; or (iv) committed any material breach of this agreement. If your employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate you (or would have Cause if it knew all relevant facts), your termination shall be treated as a discharge by the Company for Cause.

At-Will Employment Relationship: The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. This at-will employment provision may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

Confidentiality: The Company is offering you employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer or other

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

persons or entity’s confidential information or intellectual property, including customer lists and trade secrets. Should you accept this offer, we do not want you to retain, make use of, of share any such information with the Company. Likewise, as an employee of the Company, it is likely that you will become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, your acceptance of this offer and commencement of employment with the Company are contingent upon the execution and delivery to the Company of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) prior to or on your Start Date. The Confidentiality Agreement, which provides for the arbitration of all disputes arising out of your employment, is enclosed for your review, and you understand that you are being offered employment in exchange for the mutual promise to arbitrate disputes described therein. Because the Confidentiality Agreement is one of the most important documents you will sign in connection with your employment with the Company, we trust you will review it carefully and let us know if you have any questions.

Miscellaneous: The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, please find enclosed a copy of the 10x welcome letter to prospective employees. Read it carefully and let us know if you have any questions.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be September 28, 2018. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This offer of employment will terminate if not accepted, signed, and returned by August 20, 2018.

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566

We look forward to your favorable reply and to working with you at 10x!

Sincerely,

/s/ Serge Saxonov CEO
Serge Saxonov CEO

Signature:

/s/ Justin McAnear
Justin McAnear

August 17, 2018
Date

7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566